Exhibit 99.3

Contacts:
Investors:	Media:
Risa Fisher	Kate Hahn
rfisher@webmd.net	khahn@webmd.net
212-624-3817	212-624-3760
WebMD Closes Offering of 2.25% Convertible Notes Due 2016
New York, NY (March 14, 2011) — WebMD Health Corp. (Nasdaq: WBMD) today announced the closing of its private placement of $400 million aggregate principal amount of 2.25% Convertible Notes due 2016 (including $50 million aggregate principal amount of notes pursuant to the exercise in full of the initial purchaser’s over-allotment option). The notes were offered only to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933.
The notes are convertible into shares of WebMD common stock based on an initial conversion rate of 13.5704 shares of WebMD common stock per $1,000 principal amount of notes, which is equivalent to an initial conversion price of approximately $73.69 per share. The initial conversion price represents a premium of approximately 28% over the closing price of WebMD common stock on the Nasdaq Global Select Market on March 8, 2011. The notes will mature on March 31, 2016, unless previously repurchased or converted in accordance with their terms prior to such date.
In connection with the offering, WebMD repurchased 868,507 shares of its common stock at a price of $57.57 per share and intends to use the remainder of the net proceeds from the sale of the notes for general corporate purposes, which may include acquisitions and additional repurchases of its common stock, and for working capital.
This press release does not constitute an offer to sell or the solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities law of any such jurisdiction.
About WebMD
WebMD Health Corp. (Nasdaq: WBMD) is the leading provider of health information services, serving consumers, physicians, healthcare professionals, employers, and health plans through our public and private online portals, mobile platforms and health-focused publications. More than 80 million unique visitors access the WebMD Health Network each month.
The WebMD Health Network includes WebMD Health, Medscape, MedicineNet, emedicineHealth, RxList, theheart.org, drugs.com and Medscape Education.
All statements contained in this press release, other than statements of historical fact, are forward-looking statements. These statements are based on WebMD’s current plans and expectations and involve risks and uncertainties, including those described in our SEC filings.